Exhibit 10.1

AGREEMENT

This Agreement dated November [29], 2016, among Bingham Canyon Corporation, (“Bingham”) a Nevada Corporation with offices 10457 W. 84th Terrace, Lenexa, Kansas, 66214, (also referred to herein as “Buyer”), and Annihilyzer, Inc., a Texas corporation with offices at 616 Cypress Creek Parkway, Suite 410, Houston, Texas 77090-3026, (also referred to herein as “Seller”)

WHEREAS As represented by the pending patent applications filed in the United States of America and Canada, Seller owns that certain intellectual property relating to the Annihilyzer intellectual property (referred to herein as “AIP”), and

WHEREAS Bingham desires to purchase, and Seller desires to sell, all of their right title and interest in the AIP pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises, mutual covenants and other good and valuable consideration contained herein which each party acknowledges to be sufficient, IT IS HEREBY AGREED:

ARTICLE 1

TERMS AND CONDITIONS

1. Purchase and Sale of Intellectual Property. Upon consummation of the Agreement,

(1.1) Subject to the terms of this Agreement, Bingham shall purchase and/or acquire, and Seller shall sell and transfer, all of Seller’s right, title and interest in and to the AIP, including all: (i) software related to the AIP RFID tracking system; (ii) two (2) AIP Kiosks; (iii) Trademark Registration number 4,521,689 (Apr 29, 2014) for the Annihilyzer ®; (iv) US Utility Application number US 14/305,865(Material Tracking System); (v) Provisional Application Number: 62/412,549 received by the United States Patent Office on or about October 25, 2016 (Material Tracking System); (vi) Canadian Patent Application No. 2,915,815 filed with the Canadian Intellectual Property Office, (vii) all of the knowhow and processes involved with the operation of the AIP system; and (viii) all goodwill and market knowledge concerning the AIP.

(1.2) At Closing, Bingham shall: (i) issue and deliver to Annihilyzer, Inc., a total of 1,500,000 shares of common stock of Bingham (referred to herein as “Seller’s Shares”), and in addition (ii) deliver to Seller in ready funds the amount of $750,000.00. The foregoing shall collectively represent the total consideration for this Agreement (the “Purchase Price”).

(1.3) At Closing, Seller shall execute and deliver to Bingham, a mutually acceptable assignment of all their right, title and interest in the AIP (the “AIP Assignment”). A copy of the AIP Assignment is attached hereto as Schedule 1.3.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

The Seller represents and warrants as follows:

2.1 Ownership. Seller is the sole owner of the AIP and has full power to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

2.2 Binding Obligation. This Agreement is a valid and binding obligation of the Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting creditors' rights generally and by the availability of equitable remedies.

2.3 Consents and Approvals; No Violation. Except as disclosed in Schedule 2.3 annexed hereto, neither the execution, (i) delivery or performance of this Agreement by each conflict with or violate any provision of any ownership documents of Seller; (ii) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of notice, modification, payment, termination, cancellation or acceleration) under, or result in the creation of any lien upon the AIP under, any of the terms, conditions or provisions of any contract or lease; (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation or other similar authoritative matter ("Law") applicable to Seller or any of their properties or assets except for violations which would not have a Material Adverse Effect.

2.4 Intellectual Property. Schedule 2.4(a) annexed hereto lists (by name, owner, date of first use and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all AIP that is registered, or for which an application for registration is pending or applied for, in the name of Seller or that is owned by Seller (whether solely or jointly with another Person). Schedule 2.4(b) lists each Contract in which any AIP is licensed to or from any third party. The AIP is pending and Buyer has been afforded the opportunity to review the AIP applications to determine if there are any oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings presently pending with respect to the AIP owned by Seller. Except as set forth on Schedule 2.4(c), to the best of the knowledge of Seller, the conduct of the AIP owned by Seller does not infringe on any Intellectual Property or other proprietary rights of any Person.

2.5 Insurance. Schedule 2.5 annexed hereto, contains a full and complete list of all current policies of insurance relating to the AIP, its related products and systems.

2.6 Environmental Condition. To the best of its knowledge, Seller has not violated or incurred any liability under any of the Environmental Laws that may apply to the AIP.

2.7 Brokers. Seller is not a party to any agreement with any finder, broker or consultant, or in any way obligated to any finder, broker or consultant for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement.

2.8 Product Warranties. Schedule 2.8 annexed hereto contains a complete and accurate list of any and all AIP product warranties in effect (the "AIP Product Warranties"). Except as disclosed on Schedule 2.8 hereof, there are no outstanding claims, and Seller does not know of any basis for such claims, with respect to the AIP Product Warranties.

2.9 No Other Representations or Warranties. THE AIP CONVEYED PURUSANT TO THIS AGREEMENT IS CONVEYED “AS IS WHERE IS WITH ALL FAULTS” EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 2, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, REGARDING THE AIP. SELLER EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION.

2.10 Scope of Representations and Warranties. The representations and warranties of Seller contained in this Agreement are accurate and complete in all material respects and do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements herein and therein not misleading. To the best of its knowledge, Seller has disclosed to Buyer all material facts relating to the AIP. There are no facts, conditions or circumstances known to Seller which would or may have a Material Adverse Effect on Seller by reason of any matter relating to the AIP

2.11 Acceptance of Seller’s Shares.

(a)	The Seller acknowledges that the Buyer used to be, but has recently ceased to be, a shell corporation as that term is defined the Securities Act of 1933, as amended (the “Act”) and the Rules and Regulations promulgated thereunder.

(b)	The Seller has had an opportunity to ask questions of and receive answers from Buyer or its representatives concerning the market price of the Shares, all such questions have been answered to the full satisfaction of Seller and the Seller has had the opportunity to request and obtain any additional information the Seller deemed necessary to verify or supplement the information contained therein.

(c) Seller has reviewed and understands the disclosure provided in Buyer's recent Form 10K Annual Report, Form 10Q Quarterly Report and recent Form 8 Current Report filed with the SEC on August 31, 2016

(d) The Seller acknowledges that an investment in the Shares involves substantial risks, and is fully aware of and understands all of the risk factors related to the acquisition of the Shares

(e) The Seller understands that the Seller’s Shares shall bear one or more restrictive legends to the following effect:

(i)	"THESE SECURITIES HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR THE SECURITIES LAWS OF ANY STATE. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHER WISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION AND QUALIFICATION UNDER THE ACT AND SUCH LAWS IS NOT REQUIRED"; and

(ii)	Any and all similar legends required by applicable state law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

3.1 Corporate Organization. Buyer has delivered to the Seller all documents requested by the Seller relating to the existence of Buyer, the authority of Buyer to enter into this Agreement and in furtherance of the transactions contemplated by this Agreement, including any financing documents.

3.2 Authorization. Buyer has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and no other corporate or shareholder actions on the part of Buyer are necessary to authorize the execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and assuming due and valid authorization, execution and delivery hereof by the Seller is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting creditors' rights generally and by the availability of equitable remedies.

3.3 No Violation: Consents. Neither the execution, delivery or performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or violate any provision of the Certificate of Incorporation, as amended from time to time, of Buyer; (b) conflict with or result in a violation or breach of, or constitute a default (or give rise to any right of notice, modification, payment, termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, permit, contract, agreement or other instrument, obligation, arrangement or understanding to which Buyer is a party or by which it or any of its properties or assets may be bound; (c) violate any Law applicable to Buyer or any of its properties or assets.

3.4 Financial Capacity. Buyer has sufficient cash on hand or financing capacity to consummate the transactions contemplated by this Agreement and to pay all fees and expenses of Buyer related to the transactions contemplated by this Agreement. In regards to the disclosure provided in Buyer's recent Form 10K Annual Report, Form 10Q Quarterly Report and recent Form 8 Current Report filed with the SEC on August 31, 2016 that as of Closing there has not been any Material Adverse Effect.

3.5 Brokers. Buyer is not a party to any agreement with any finder, broker or consultant, or in any way obligated to any finder, broker or consultant for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement.

3.6 Warranties. Buyer is relying exclusively upon its own independent judgment and sole investigation concerning the subject matter of this Agreement. Buyer has access to or has been provided with all public filings concerning the AIP that are filed within the United States of America or Canada. Buyer has reviewed and understands said public filings.

3.7 Acceptance of Seller’s AIP

(a)	The Buyer acknowledges that the Seller has only applied for the patents surrounding the AIP and that the patents are pending.

(b)	The Buyer has had an opportunity to ask questions of and receive answers from the Seller or its representatives concerning the AIP, all such questions have been answered to the full satisfaction of the Buyer and the Buyer has had the opportunity to request and obtain any additional information the Buyer deemed necessary to verify or supplement the information contained therein.

(c) In regards to the AIP, Seller has reviewed and understands the documents filed with all governmental agencies including but not limited to the United States Patent and Trademark Office and the Canadian Intellectual Property Office.

(d) The Seller acknowledges that an investment in the AIP involves substantial risks, and is fully aware of and understands all of the risk factors related to the acquisition of the AIP

ARTICLE 4

COVENANTS

4.1 Confidentiality. In regards to the AIP, Seller agrees that, from and after the Closing, except as otherwise consented to in writing by Buyer or to comply with this Agreement or applicable Laws, Seller or any of its officers or co-owner investors will not directly or indirectly disclose or use in a manner adverse to Buyer, any confidential information developed and /or related to Buyer’s operations or assets.

4.2 Further Assurances. After the Closing, the Seller shall, from time to time, at the reasonable request of Buyer, and without further expense to Buyer, execute and deliver such other instruments of conveyance and transfer (including powers of attorney) as Buyer may reasonably request, in order to more effectively consummate the transactions contemplated hereby and to vest in Buyer good and marketable title to the AIP.

ARTICLE 5

CONDITIONS TO CLOSING

5.1 Conditions to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Seller) of each of the following conditions on or prior to April 1, 2017, (the “Closing”).

(a) The representations and warranties of Buyer contained in this Agreement shall be true and correct, without giving effect to any qualification as to materiality or Material Adverse Effect (or any variation of such term) contained in any particular representation or warranty, on and as of, the Closing with the same force and effect as though made on and as of the Closing, except to the extent any such breach together with all other such breaches does not, or could not reasonably be expected to constitute a Material Adverse Effect. Buyer shall have delivered to Seller a certificate of its President, a Vice President or Secretary, dated as of the Closing, to the foregoing effect

(b) Buyer shall have performed and complied in all material respects with all covenants to be performed or complied with by it on or prior to the Closing. Buyer shall have delivered to Seller a certificate of its President, a Vice President or Secretary, dated the Closing, to the foregoing effect;

(c)	No Law shall have been enacted, issued, promulgated, enforced or entered which is in effect and has the effect of making the sale of the AIP by Seller to Buyer or any of the other transaction contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the sale of the AIP by Seller to Buyer or any of the other transactions contemplated by this Agreement; and

(d)	The consents, authorizations, approvals and waivers set on Schedule 5.l(d) annexed hereto shall have been obtained; and

(e)	Issuance of the Seller Shares contemplated by this Agreement; and

(f)	Delivery to and receipt by Seller of $750,000.00 in accordance with and as contemplated by this Agreement.

5.2 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Buyer) of each of the following conditions on or prior to the Closing:

(a)	The representations and warranties of Seller contained in this Agreement shall be true and correct, without giving effect to any qualification as to materiality or Material Adverse Effect (or any variation of such terms) contained in any particular representation or warranty, on and as of the Closing with the same force and effect as though made on and as of the Closing, except to the extent any such breach together with all other such breaches does not, or could not reasonably be expected to constitute a Material Adverse Effect. Seller shall have delivered to Buyer a certificate of its President, a Vice President or Secretary, dated as of the Closing, to the foregoing effect;

(b)	Seller shall have performed and complied in all material respects with all covenants to be performed or complied with by it on or prior to the Closing. Seller shall have delivered to Buyer a certificate of its President, a Vice President or Secretary, dated the Closing, to the foregoing effect; and

(c)	No Law shall have been enacted, issued, promulgated, enforced or entered which is in effect and has the effect of making the sale of the Assets by Seller to Buyer or any of the other transaction contemplated by this Agreement illegal or otherwise restraining, or prohibiting the consummation of the sale of the AIP by Seller to Buyer or any of the other transactions contemplated by this Agreement

ARTICLE 6

TERMINATION

6.1 Termination. This Agreement and the transactions contemplated hereby may be terminated in any of the following ways at any time before 1st day of April, 2017, (the “Closing”) and in no other manner:

(a) By mutual written consent of Buyer, and the Seller; or

(b) If the Closing shall not have occurred on or before April 1, 2017;

6.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 6.1, all further obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections (4.1) and (7.2), except that nothing in this Section 6.2 shall relieve any party hereto of any liability for breach of this Agreement prior to such termination.

ARTICLE 7

MISCELLANEOUS

7.1 Amendment, Extension and Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

7.2 Expenses. Each party shall pay its own legal, accounting and other miscellaneous expenses incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

7.3 Entire Agreement; No Third-Party Beneficiaries. This Agreement, and the Exhibits and Schedules constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

7.4 Headings. The Article and Section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.5 Notices. All notices, requests, demands and other communications made under or by reason of the provisions of this Agreement shall be in writing and shall be given by hand delivery, overnight air courier or facsimile transmission to the parties at the addresses set forth below:

If to Bingham Canyon Corp:

Bingham Canyon Corp.

Att: Gary Grieco, President

10457 W 84th Terrace

Lenexa KS 66214

Email: ggrieco1@aol.com

With a copy to:

Alfred V Greco, PLLC

199 Main Street (Ste 602)

White Plains, NY 10601

Tel: 914-682-3030

Fax: 914-682-3035

Email: avglegal1@gmail.com

If to Annihilyzer, Inc.:

616 Cypress Creek Parkway, Suite 410

Houston, Texas 77090-3026

If to Diana Seifert:

711 New Pines Drive

Spring, Texas 77373

E-Mail: diana.seifert@primeits.com

If to Marty Paris:

302 Cherry Street

Lincolnton, NC 28092

E-Mail: marty.paris@annihilare.com

With a copy to:

Buckley, White, Castaneda & Howell, LLP
Att: Dan Castaneda, Esq.
2401 Fountainview Drive, Suite 901
Houston, Texas 77057
Tel: 713-789-7700
Fax: 713-789-7703
Email: dcastaneda@bwchlaw.com

Any such notice, request, demand or other communication shall be deemed to have been received (i) when delivered, if delivered by hand or sent by facsimile, (iii) sent by email with a confirming copy sent via certified mail return receipt requested, or (iii) on the second (2nd) business day after dispatch, if sent by overnight air courier.

7.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns, but this Agreement may not be assigned by any party without the written consent of the other parties.

7.7 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

7.8 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas, without giving effect to the conflict of laws provisions thereof.

7.9 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

7.10 Jurisdiction and Venue. THIS AGREEMENT SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO CONFLICT OF LAWS PRINCIPLES. The Parties hereby submit to the venue and jurisdiction of any State court or Federal court of the United States of America presiding over or sitting in the city of Houston, Texas, United States of America, and any appellate court from any thereof, in any dispute, action or proceeding arising out of or relating to this Agreement, and each of the Parties further agree that all claims in respect of any dispute, action or proceeding may be heard and determined in such State court or, to the extent permitted by law, in such Federal court. Each of the parties agree that a final judgment in any such dispute, action or proceeding shall be conclusive and may be enforced in other jurisdictions, by suit on the judgment or in any other manner provided by law. The below signatories further agree to hereby irrevocably and unconditionally waive any defense of an inconvenient forum to the maintenance of any dispute, action or proceeding and any right of jurisdiction on account of the place of residence or domicile.

7.11 Arbitration. It is the goal of the parties to maintain, at all times, a constructive and positive relationship on the matters described above. However, should any dispute arise between the parties relating to this Agreement, then the parties believe that a prompt and fair resolution is in the interests of all concerned is in their best interest. To this end, if any dispute arises out of or relating to this Agreement in connection with the above described matters, or any other matters related to this Agreement, then both parties agree to attempt to resolve any dispute through informal negotiation. If the dispute cannot be promptly settled through informal negotiation, then the parties agree as a condition precedent before pursuing any legal or equitable action (excluding matters that arise from legal or equitable injunction[s]) to first try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures in effect at the time of the dispute before resorting to arbitration, litigation, or some other dispute resolution procedure. If the dispute is not resolved via mediation, then the parties waive any right to bring a court action or have a jury trial and agree that the dispute shall be submitted to binding arbitration to be conducted in the city of Houston, Texas before the American Arbitration Association ("AAA") in accordance with the Commercial Arbitration Rules of the AAA in effect at the time of the dispute and governed by the Texas General Arbitration Act (Texas Civil Practice & Remedies Code Chapter 171 et. seq.) as it may be amended and construed by its courts. The parties further agree that the arbitrator(s) selected will be Texas retired judges who presided over courts located within the State of Texas, that the arbitrator(s) will follow the substantive law of the State of Texas, that the arbitrator(s) shall apply the facts concerning the dispute to that law, and that a judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties further agree that the award shall be made within nine months of the filing of the notice of intention to arbitrate (demand), and the arbitrator(s) shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by agreement of the parties or by the arbitrator(s) if necessary.

7.12 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event the above section 7.11 of this Agreement is not complied with in accordance with those specific terms or otherwise is breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of section 7.11 (Arbitration) of this Agreement and to enforce specifically section 7.11 of this Agreement and the terms and provisions hereof, in addition to any other remedy to which it may be entitled, at law or in equity.

7.13 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ARTICLE 8

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

"Act" means the Securities Act of 1933, as amended.

"Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, brand names, inventions, copyrights and copyright rights, processes, formulae, trade dress, business and product names, logos, slogans, trade secrets, industrial models, patterns, designs, methodologies, computer programs and related documentation, technical information, manufacturing, engineering and technical drawings and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

"Liabilities" means any and all debts, losses, expenses, liabilities, damages, fines, costs, royalties, proceedings, deficiencies or obligations of any nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not resulting from third-party claims) and any out-of-pocket costs and expenses (including attorneys, accountants or other fees) including any liability for taxes.

"Liens" means all mortgages, pledges, security interests, deeds of trust, liens, charges, options, conditional sales contracts, restrictions, easements, rights of way, title defects or other encumbrances or restrictions of any nature whatsoever.

"Material Adverse Effect" means any event, change, development, effect or occurrence that has a material adverse effect on (i) the business, customers, operations, properties, condition (financial or otherwise), assets or Liabilities of either party, or (ii) the ability of either party to consummate the transactions contemplated by this Agreement.

"Person" means any corporation, individual, joint stock company, joint venture, partnership, limited liability company, unincorporated association, Governmental Authority, country, state or political subdivision thereof, trust or other entity.

"Seller’s Shares" means the 1,500,000 shares of fully paid and non-assessable restricted common stock delivered and issued to Annihilyzer, Inc., as a portion of the Purchase Price.

"Seller's Knowledge" or "Knowledge of Seller" means the actual knowledge of

Annihilyzer, Inc.

“Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

In Witness Whereof, the parties have set forth their signatures and seal this [29]

day of November, 2016.

Bingham Canyon Corporation	Annihilyzer, Inc.
By/s/ Gary Grieco	By /s/ Marty Paris
Gary Grieco, President	Marty Paris, Director